Exhibit 99.1

Liberty Star’s CEO James A. Briscoe Updates the Hay Mountain Project

TUCSON, AZ–(June 23, 2016)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (OTCBB: LBSR) (OTCPK: LBSR) is pleased to announce that Company CEO/Chief Geologist James A. Briscoe summarized exploration activity at the Hay Mountain Project over the weekend. The “Update on the Hay Mountain Project” was originally posted on the Liberty Star website on June 18 and shared on Agoracom.com that day.

Comments Mr. Briscoe: “While nothing in the update is brand new, it summarizes what we have found using well-established practices and new technologies in mining exploration. Our methodology offers reaffirming conclusions through different practices. In other words, we started with geochem as a baseline for finding targets which was confirmed and refined through geology, geophysics (ZTEM) and surface x-ray fluorescence (XRF instrumentation). It is my hope that the update clarifies our methodologies and conclusions. To that end, included in this summary are Internet links to various data that can also be found on our web site.

From CEO James A. Briscoe: Update on the Hay Mountain Project (Published June 18, 2016)

This is an exciting time for Liberty Star. I am ready, our field manager, Jay Crawford, is ready, the drillers are on standby and the necessary paperwork is in hand. We want to get to Hay Mountain Drill Target One ASAP.

As we have stated in numerous public reports, the data from geochem, geophysics and fieldwork with x-ray fluorescence for the Hay Mountain Project has been gathered and analyzed by me and other geosciences experts. I want to summarize and explain in simple terms what we have found and have reported previously:

1.	A viable target is indicated by our multiple geoscientific studies from the air and on the ground. This has been verified by independent geoscientists and follows the Lowell–Guilbert porphyry copper model.

2.	The presence of silicification and brecciated (broken) silicified limestone with leached capping, as well as breccia pipes with fluidized rounded clasts (fragments), characteristic of all porphyry coppers, but were unknown to the area prior to our fieldwork in the fall of 2015. These outcrops are occurring in the main porphyry copper alteration zone mapped according to the geochemical and geophysical studies.

3.	As recently as October/November 2015, field work with an x-ray fluorescence instrument (Niton XL3t Goldd+ XRF Analyzer from Thermo Fisher Scientific) has found high grade pods of copper oxide (malachite) emanating from oxidized chalcopyrite (“Recent Field Work at Hay Mtn Project,” 09/24,2015), which is the normal copper sulfide mineral in porphyry copper bodies in this region over the area where previously derived geochemical highs exist. Such surface covers about two linear miles where there is outcrop.

4.	We believe this disseminated copper is actually the top of the porphyry copper mineral body as detected by geochem and geophysics – and the geophysics trace it downward to approximately 6,000 feet below the current surface. We interpret it is the low-grade upper part of our target that is outcropping.

5.	Gold – Because the Lowell-Guilbert porphyry copper model was tested and verified on numerous porphyry copper deposits throughout the world, we know the center metals of the model and our terrain under study include iron (magnetite), potassium (as potassium feldspar) gold, and moly. Other disseminated metal rings form around the center. The following must be tested to be confirmed:

1.	We see the moly, lead and gold geochem values in vegetation at the porphyry center. It is possible the gold in the center could be occurring at the surface either as submicron (Carlin-style) or finely disseminated, but not submicron.

2.	Thus, gold could be minable at and/or near the surface and processed by heap leaching or other standard processes.

Because this is a hypothesis, it needs to be tested by drilling and sampling. This will be done, at least in part, by our planned drilling program. We have not yet ascertained whether the Hay Mountain land package possesses commercially viable deposits of copper, molybdenum, gold, silver, lead, zinc, manganese and other metals including rare earth elements, uranium and thorium but data to date suggests it does. We have not identified any ore reserves to date. We have no way of finding out any of this without drilling.

[Originally posted: http://www.libertystaruranium.com/2016/06/18/ceo-james-briscoe-update-hay-mountain-project/]

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

About Liberty Star Uranium & Metals Corp.

Liberty Star Uranium & Metals Corp. is engaged in the acquisition and exploration of mineral properties in the States of Arizona and southwest USA. The Company’s website address is www.libertystaruranium.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2016, as updated from time to time in our filings with the Securities and Exchange Commission, most recently in the Company’s Quarterly Report for the period February 1, 2016 to April 30,2016. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Follow Liberty Star Uranium & Metals Corp. on Agoracom, Facebook , LinkedIn & Twitter@LibertyStarLBSR

Contact:

Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar

or

Liberty Star Uranium & Metals Corp.
Tracy Myers

520-425-1433
Investor Relations
info@libertystaruranium.com